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                                                                       EXHIBIT 5
                                 PALMER & DODGE

                               One Beacon Street
                                Boston, MA 02018




Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                February 6, 1995

BayBanks, Inc.
175 Federal Street
Boston, MA 02110

         This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 600,600 shares of Common Stock, $2.00 par value (the "Shares"), of BayBanks, Inc., a Massachusetts corporation (the "Company"). We understand that the Shares are to be issued as described in the Registration Statement at not less than their par value.

          We are general counsel to the Company and are familiar with the proceedings of its stockholders and Board of Directors, respectively. For purposes of this opinion, we have examined and relied upon the Registration Statement and such other documents and records as we have deemed necessary.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name therein and in the related prospectus and proxy statement under the caption "Legal Opinions."

                                                   Very truly yours,

                                                   /s/ Palmer & Dodge